Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Transmeridian Exploration Incorporated of our reports dated March 16, 2006 relating to the consolidated financial statements of Transmeridian Exploration Incorporated, Transmeridian Exploration Incorporated’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Transmeridian Exploration Incorporated which appears in the Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading “Independent Auditors” in such Registration Statement.

/s/ UHY Mann Frankfort Stein & Lipp CPA’s, LLP

Houston, Texas

March 27, 2006